Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-127234, 333-204189, 333-168501, 333-190976 and 333-190977 on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of Federal Signal Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Federal Signal Corporation for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 29, 2016